Exhibit 10.1

SETTLEMENT AGREEMENT, SEVERANCE AGREEMENT AND RELEASE

This Settlement Agreement, Severance Agreement and Release (the "Severance Agreement") is made and entered into by and between William Dwyer ("Dwyer" or "you" or "your"), who resides at 2001 Mahre Drive, Park City, UT 84098 and, Raser Technologies, Inc. ("Raser" or "Company"), a Utah corporation with its principal office at 5152 North Edgewood Drive, Suite 375, Provo, UT 84604.

This Severance Agreement is made in connection with Dwyer's termination of employment with Raser and to resolve any issues or claims Dwyer may have regarding his employment and/or relationship with Raser, or the conclusion of his employment, all as more specifically described below.

In consideration of the mutual promises and releases contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

  These terms are defined as follows in this Settlement Agreement, Severance Agreement and Release:

  "Severance Agreement" refers to this document, the Settlement Agreement, Severance Agreement and Release.

  "Dollars" and "$" mean United States dollars.

  An "affiliate" or "affiliated" company of a named person or entity is any other person or entity that is owned or controlled by, owns or controls, or is under common ownership or control with such named person or entity.

  By mutual agreement of the parties, in consideration of the promises and obligations set forth herein, your position as Chief Financial Officer of Raser terminated effective December 4, 2006 ("Employment Termination Date"). By signing this Severance Agreement, you further warrant and agree that after the Employment Termination Date you are not eligible for and will not present yourself for re-employment with Raser or any other subsidiary of Raser.

  In full and final settlement of any claims, causes of action and demands for relief which you or your heirs or representatives might have or assert against Raser, Raser agrees to the following, subject to the conditions, limitations and other terms of this Severance Agreement:

i. Raser will pay you a lump sum severance payment equivalent to the value of your current salary from December 5, 2006 through January 31, 2007.

ii. 176,000 vested shares of Raser stock have been delivered to you as of the Employee Termination Date -- 125,000 of those shares are unregistered and 51,000 of those shares are registered, free-trading common shares pursuant to the S-8 registration statement for Raser Technologies, Inc which became effective on March 2, 2005.

    124,000 additional shares of Raser stock which were previously granted to you, and which are fully vested as of the Employment Termination Date, shall be delivered to you as otherwise set forth in column 1 of Attachment A to this Severance Agreement. These 124,000 shares are to be registered, free-trading common shares pursuant to the S-8 registration statement for Raser Technologies, Inc which became effective on March 2, 2005.

    Your right to 33,332 additional shares of Raser stock will vest effective on the Employment Termination Date and will be delivered to you according to the schedule set forth in column 2 of Attachment A. These 33,332 shares are to be registered, free-trading common shares pursuant to the S-8 registration statement for Raser Technologies, Inc which became effective on March 2, 2005.

    5,000 shares of Raser stock which were previously granted to you as consideration for a prior delivery deferral, are fully vested as of the Employment Termination Date and will be delivered to you according to the schedule set forth in column 3 of Attachment A. These 5,000 shares are to be registered, free-trading common shares pursuant to the S-8 registration statement for Raser Technologies, Inc which became effective on March 2, 2005.

    33,333 additional shares of Raser stock will be granted and fully vested as a settlement as of the Employment Termination Date and will be delivered to you according to the schedule set forth in column 4 of Attachment A. These 33,333 shares are to be registered, free-trading common shares pursuant to the S-8 registration statement for Raser Technologies, Inc which became effective on March 2, 2005.

    You will be permitted to keep your Company-issued computer and computer accessories.

    Raser's Chief Executive Officer will provide you with a positive letter of reference for your use in seeking future employment. No Raser officer or director will make negative or derogatory statements to Raser employees or third parties about you.

AS AN EXPRESS CONDITION TO RASER PROVIDING THE COMPENSATION AND VALUE SET FORTH HEREIN, INCLUDING WITHOUT LIMITATION RASER STOCK, YOU AGREE THAT AS OF DECEMBER 26, 2006 FORWARD YOU WILL NOT SELL MORE THAN ONE THOUSAND (1,000) SHARES OF RASER STOCK DURING ANY SINGLE TRADING DAY. YOU AGREE THAT ANY BREACH OF THIS RESTRICTION ON STOCK SALES THROUGH YOUR FAULT WILL CONSTITUTE A MATERIAL BREACH OF THIS AGREEMENT AND MAY CAUSE RASER IRREPARABLE HARM AND MONETARY DAMAGES.

4. In this section 4 of this Severance Agreement, you are giving up and waiving any and all legal claims you might have against Raser, its officers, directors, managers, employees, and shareholders. You are giving up and waiving claims even if you do not know now that you have a claim. The claims you are giving up include, but are not limited to, claims for discrimination based on age, race, color, national origin, religion, ethnic origin, sex, disability, or veteran's status, or any other protected class arising under Title VII of the Civil Rights Act, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination In Employment Act, the Utah Anti-Discrimination Act and any and all other federal, state, county or city government employment discrimination laws inasmuch as is permissible under each law, and any claim of wrongful termination on any other basis or theory. You are giving up these legal claims on behalf of yourself and your heirs and representatives, who might be able to assert some claims against Raser. Once you and Raser have signed this Severance Agreement, you will have given up these legal claims and those listed herein forever and you cannot sue or bring an action to recover money for those claims.

Raser waives, releases and otherwise discharges you from and against any legal claims the Company may have against you arising out of your performance of duties as Chief Financial Officer of Raser, except to the extent such claims or liabilities are based on actions taken by you for which you may be found criminally liable based on your knowing and intentional conduct. You agree Raser's release only applies to claims arising, discoverable or discovered before the date this document is signed, and not to claims that may arise after the signing of this document. Raser also waives, releases and otherwise discharges any rights or legal claims it may have relative to Raser stock in which your interests were vested, which were previously delivered to you, and which will vest and be delivered pursuant to the Severance Agreement. Raser further agrees to indemnify, defend and hold you harmless from and against claims by or liabilities to third parties arising out of your performance of duties as Chief Financial Officer of Raser, except to the extent such claims or liabilities are based on actions taken by you for which you may be found criminally liable based on your knowing and intentional conduct.

In exchange for the benefits described herein , you forever waive, release and discharge, to the full extent permitted by law, the right to pursue any and all claims, causes of action, and demands for relief, fees and liabilities of any kind whatsoever, including attorneys fees and costs, known and unknown, that you or your heirs or representatives ever had or now have against Raser, its officers, directors, managers, employees, and shareholders including (without limiting the generality of the foregoing) claims, causes of action, and demands for relief:

A. under the Age Discrimination in Employment Act (as amended);

B. under Title VII of the Civil Rights Act of 1964 (as amended);

C. under the Americans With Disabilities Act (as amended);

D. under the Family and Medical Leave Act;

E. under any other federal, state, or local law, including (without limitation) laws prohibiting, or relating to employment discrimination, harassment, or wrongful discharge for any basis or reason, or imposing any restriction on a company's right to terminate its employees to the extent permitted under each law;

F. under the National Labor Relations Act;

G. under the Fair Labor Standards Act;

H. under the Occupational Safety and Health Act;

I. under the Employee Retirement Income Security Act;

J. under any claim relating to any civil, tort, breach of express or implied contract, breach of express or implied covenants, and/or any other legal theory whatsoever, whether by reason of my employment or termination or on any other ground;

K. under any claim that this Agreement was procured by fraud or as a result of a mistake of fact or should otherwise be rescinded;

L. under any claim that you know about or that currently exist (or that arise from facts, events or circumstances that exist or have occurred but that you may not know about).

Without limiting the generality of the foregoing, you and Raser agree that this waiver, release, and discharge shall apply regardless of whether the companies or persons released were acting in a personal or corporate capacity, or in a fiduciary capacity in connection with an employee benefit plan maintained by Raser.

You understand that this release does not prevent you from filing a charge of discrimination with the Equal Employment Opportunity Commission and/or the Utah Anti-Discrimination and Labor Division. However, by signing this Agreement you hereby waive any right to receive any compensation or damages awarded to you by such agencies in the case that you were to prevail in such a claim and will assign any such award to Raser.

You acknowledge that in accordance with the Age Discrimination in Employment Act, the Company has provided the opportunity for you to consider the terms of this Agreement for at least twenty-one (21) days before signing it; and that if you have signed and returned this document prior to the expiration of twenty-one days, you have done so voluntarily and have therefore declined your right to consider the Agreement for the full twenty-one day period. You acknowledge that you have been informed that you have the right to have this Agreement reviewed by legal counsel prior to signing it. You also acknowledge that you have been informed that you may revoke your signature within seven (7) days of signing this document and void this Agreement.

Notwithstanding anything to the contrary, however, you do not waive or release any claims you may have to date (i) to benefits that have accrued or vested or to which you are entitled according to the terms of Raser's benefit plans (such as 401k); or (ii) arising out of events that occur after the date you sign this Severance Agreement. In addition, you are not waiving the right to challenge the legal validity of this Severance Agreement. With these stated exceptions only, you agree and acknowledge that you are forever giving up the right to sue for any and all claims described in this Severance Agreement and may not assign or transfer such claims to anyone else.

5. You acknowledge the receipt and sufficiency of consideration adequate to support this Severance Agreement in general and, in particular, your release of rights set forth herein, since you are receiving benefits you otherwise would not have been entitled to receive.

6. You agree and acknowledge that you have carefully read this Severance Agreement, and that you understand and have full knowledge of all of its provisions. You agree and acknowledge that you are entering into this Severance Agreement voluntarily, of your own free will, and without duress.

7. (a) You acknowledge that any secrecy and/or confidentiality agreements and non-compete agreements you have signed with Raser are not superseded by this Severance Agreement and thus remain in full force and effect, subject to the provision of this Section 7 hereof. You further agree that you will not disclose to a third party or use any trade secrets or other commercially valuable confidential or proprietary information that you possess and that was disclosed to you or to which you had or will have access during your employment by Raser (the "Confidential Information") including marketing strategy, sales strategy, planning strategy, or confidential and/or proprietary information that relates in any way to actual or anticipated business, research, development, product, intellectual property, including but not limited to trade secrets and patentable subject matter, divestment, acquisition, planning, sales, or marketing activity of Raser. You may, however, disclose such Confidential Information to a third party with the written consent of Raser, or as may be required by law. In the event disclosure of any Confidential Information is required by law, you agree to provide Raser promptly with written notice of such requirement so that Raser and/or its affiliate(s) may, if they so desire, seek an appropriate protective order. You agree that you shall not disclose any Confidential Information, or any part thereof, pending conclusion of any legal proceeding regarding such disclosure requirement or protective order. You further agree to provide reasonable assistance to Raser and/or its affiliate(s) in obtaining such protective order or other reliable assurance that confidential treatment will be granted for the Confidential Information. You agree to return all property belonging to the Company within seven days of your execution of this Severance Agreement. This includes, but is not limited to, equipment (except as specifically provided for herein), materials, data, leads, client lists, computer files, form agreements and other legal materials, product, and any other property, whether physical or intellectual that belongs to the Company and is in your possession. However, you may keep copies of personnel documents relating to your employment with Raser, and you may keep personal notes or journals, personal and administrative contacts, and personal matters and copies of any correspondence between you and others at the Company specifically relating to your work performance as Chief Financial Officer. Notwithstanding anything to the contrary, you acknowledge that you are subject to certain confidentiality and non-compete requirements set forth more particularly in that At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement executed previously by the parties, which requirements you agree shall remain in full force and effect and are in no way abrogated or otherwise superseded by this Severance Agreement. To the extent that you retain copies of any correspondence between you and others at the Company relating to your work performance as Chief Financial Officer, you agree that such is "Confidential Information" and may contain trade secrets, know how, or other intellectual property owned by Raser and to the extent such is Confidential Information you agree to keep such information confidential and to not disclose it to any party except for legal counsel retained by you.

(b) You hereby agree that you will not make any disparaging comments, negative statements or do anything that derogates the Company, or its services, reputation, officers, directors, managers, employees, shareholders, financial status, or operations which may damage the Company, its officers, directors, managers, employees, and/or shareholders in any way, including but not limited to, in any business relationship whether actual or potential. You further agree that you will not join with, assist, or otherwise aid in any manner another person, entity, or party in making any disparaging or negative statements or comments about the Company, its services, reputation, officers, directors, managers, employees, shareholders, financial status, or operations which could damage the Company. You also agree that you will not join with, assist, or otherwise aid in any manner another person, entity, or party in bringing or defending against any claim or action against the Company, its officers, directors, managers, employees, and/or shareholders.

8. You represent and warrant that within the past three (3) years you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Raser in any court or before any administrative or investigative body or agency. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Severance Agreement.

9. In connection with matters relating to your responsibilities with Raser, you agree to reasonably cooperate in the future with Raser at the written request of Raser in the same manner as you would have cooperated as an officer of Raser. Specifically, you agree that if requested by the Company, you will make yourself reasonably available to the Company and its counsel to consult with the Company on inquiries, challenges, charges, actions, litigation, administrative procedures, arbitrations, proceedings, or investigations by any governmental authority or other party involving the Company (collectively, "Actions"). In the event that Raser requests and you agree to provide such assistance to the Company, Raser agrees to indemnify, defend, and hold you harmless from any claims or liabilities arising out of such cooperation, unless any such claim is premised upon an intentional crime committed by you.

10. The waiver by you or Raser, express or implied, of any right to enforce the provisions of this Severance Agreement or any failure to perform under this Severance Agreement by the other party, shall not constitute or be deemed to be a waiver of any other right provided for under this Severance Agreement by the other party or parties, whether of a similar or dissimilar nature.

11. This Severance Agreement shall be governed and interpreted in accordance with the laws of the State of Utah, USA, without regard to principles of conflicts of law, to the fullest extent permitted by law. The parties agree that money damages may not be sufficient to remedy a breach of this agreement and that the parties may seek equitable remedies, including without limitation, an injunction.

12. This Severance Agreement incorporates by reference all otherwise unmodified terms of the At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement executed previously by the parties, as amended. This Severance Agreement and any attachments hereto specifically supersedes any and all provisions in the At Will Employment, Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement executed previously by the parties, as amended, which specifically relate to your compensation whether, without limitation, in the form of cash payments or Company shares.

13. This Severance Agreement shall not be construed as an admission of any liability on the part of Raser, its officers, directors, managers, employees, and shareholders, or you, on any basis or theory.

14. If any provision, or portion thereof, of this Severance Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and other provisions of this Agreement shall remain in full force and effect.

_________________________________ William Dwyer Date:	Raser Technologies, Inc. By:______________________________ Brent M. Cook Date:
Attachment A - Share Delivery Schedule

	1	2	3	4	Total
Vesting Dates	Delivery Schedule for 124,000 previously vested shares	Delivery Schedule for 33,332 shares vested by agreement	Delivery Schedule for 5,000 shares vested at termination	Delivery Schedule for 33,333 shares vested in settlement	Total Vesting by Date
Tuesday, December 05, 2006	5,000				5,000
Wednesday, December 06, 2006	5,000				5,000
Thursday, December 07, 2006	5,000				5,000
Friday, December 08, 2006			2,500		2,500
Monday, December 11, 2006	4,000				4,000
Tuesday, December 12, 2006	6,000				6,000
Wednesday, December 13, 2006			2,500		2,500
Thursday, December 14, 2006	4,000				4,000
Friday, December 15, 2006	3,000				3,000
Monday, December 18, 2006	5,000				5,000
Tuesday, December 19, 2006	2,000				2,000
Wednesday, January 03, 2007	500				500
Wednesday, January 10, 2007	500				500
Wednesday, January 17, 2007	500				500
Wednesday, January 24, 2007	500				500
Wednesday, January 31, 2007	500				500
Wednesday, February 07, 2007	500				500
Wednesday, February 14, 2007	500				500
Wednesday, February 21, 2007	500				500
Wednesday, February 28, 2007	500				500
Monday, March 05, 2007	500				500
Tuesday, March 06, 2007	2,000				2,000
Wednesday, March 07, 2007	2,000				2,000
Thursday, March 08, 2007	2,000				2,000
Monday, March 19, 2007	1,000				1,000
Tuesday, March 20, 2007	2,000				2,000
Wednesday, March 21, 2007	2,000				2,000
Thursday, March 22, 2007	2,000				2,000
Monday, March 26, 2007	2,000				2,000
Tuesday, March 27, 2007	2,000				2,000
Wednesday, March 28, 2007	2,000				2,000
Thursday, March 29, 2007	2,000				2,000
Monday, April 02, 2007	1,000				1,000
Tuesday, April 03, 2007	2,000				2,000
Wednesday, April 04, 2007	2,000				2,000
Thursday, April 05, 2007	2,000				2,000
Monday, April 09, 2007	2,000				2,000
Tuesday, April 10, 2007	2,000				2,000
Wednesday, April 11, 2007	2,000				2,000
Thursday, April 12, 2007	2,000				2,000
Monday, April 16, 2007	2,000				2,000
Tuesday, April 17, 2007	2,000				2,000
Wednesday, April 18, 2007	2,000				2,000
Thursday, April 19, 2007	2,000				2,000
Monday, April 23, 2007	2,000				2,000
Tuesday, April 24, 2007	2,000				2,000
Wednesday, April 25, 2007	2,000				2,000
Thursday, April 26, 2007	2,000				2,000
Monday, April 30, 2007	2,000				2,000
Tuesday, May 01, 2007	2,000				2,000
Wednesday, May 02, 2007	2,000				2,000
Thursday, May 03, 2007	2,000				2,000
Monday, May 07, 2007	2,000				2,000
Tuesday, May 08, 2007	2,000				2,000
Wednesday, May 09, 2007	2,000				2,000
Thursday, May 10, 2007	2,000				2,000
Tuesday, May 15, 2007	2,000				2,000
Wednesday, May 16, 2007	2,000				2,000
Monday, May 21, 2007	2,000				2,000
Tuesday, May 22, 2007	2,000				2,000
Wednesday, May 23, 2007	2,000				2,000
Thursday, May 24, 2007	2,000				2,000
Wednesday, May 30, 2007		2,000			2,000
Thursday, May 31, 2007		2,000			2,000
Monday, June 04, 2007		2,000			2,000
Tuesday, June 05, 2007		2,000			2,000
Wednesday, June 06, 2007		2,000			2,000
Thursday, June 07, 2007		2,000			2,000
Monday, June 11, 2007		2,000			2,000
Tuesday, June 12, 2007		2,000			2,000
Wednesday, June 13, 2007		2,000			2,000
Thursday, June 14, 2007		2,000			2,000
Monday, June 18, 2007		2,000			2,000
Tuesday, June 19, 2007		2,000			2,000
Wednesday, June 20, 2007		2,000			2,000
Thursday, June 21, 2007		2,000			2,000
Monday, June 25, 2007		2,000			2,000
Tuesday, June 26, 2007		2,000			2,000
Wednesday, June 27, 2007		1,332			1,332
Wednesday, July 25, 2007				2,000	2,000
Thursday, July 26, 2007				2,000	2,000
Monday, July 30, 2007				2,000	2,000
Tuesday, July 31, 2007				2,000	2,000
Wednesday, August 01, 2007				2,000	2,000
Thursday, August 02, 2007				2,000	2,000
Monday, August 06, 2007				2,000	2,000
Tuesday, August 07, 2007				2,000	2,000
Wednesday, August 08, 2007				2,000	2,000
Thursday, August 09, 2007				2,000	2,000
Monday, September 10, 2007				2,000	2,000
Tuesday, September 11, 2007				2,000	2,000
Wednesday, September 12, 2007				2,000	2,000
Thursday, September 13, 2007				2,000	2,000
Monday, September 17, 2007				2,000	2,000
Tuesday, September 18, 2007				2,000	2,000
Wednesday, September 19, 2007				1,333	1,333
Column Totals	124,000	33,332	5,000	33,333	195,665